Exhibit 10.1

CHAIRMAN EMERITUS AGREEMENT

This Chairman Emeritus Agreement (this “Agreement”) is entered into as of August 14, 2025 (the “Effective Date”) by and among Antero Resources Corporation, a Delaware corporation (“Antero Resources”), Antero Midstream Corporation, a Delaware corporation (“Antero Midstream” and together with Antero Resources, the “Companies”), and Paul M. Rady (“Rady”). The Companies and Rady are jointly referred to herein as the “Parties.”

WHEREAS, Rady desires to continue in employment but retire from all current positions at the Companies, effective as of the Effective Date;

WHEREAS, the Companies desire to continue to employ Rady as Chairman Emeritus of each of Antero Resources and Antero Midstream, on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Companies and Rady agree as set forth herein:

1.	Position. As of the Effective Date, (a) Rady hereby resigns all officer and director positions with Antero Resources, Antero Midstream and any of their respective subsidiaries and (b) Rady shall be employed as Chairman Emeritus of each of Antero Resources and Antero Midstream. In this role, Rady shall provide advice, counsel, and other services to management and the Board of Directors of each Company upon the reasonable request of the Chief Executive Officer or the Chairman of the Board of Directors of either Company. The position of Chairman Emeritus shall have the rights and responsibilities set forth in the Third Amended and Restated Bylaws of Antero Resources and the Second Amended and Restated Bylaws of Antero Midstream, in each case as may be amended from time to time.

2.	Term. Rady’s employment as Chairman Emeritus of each of Antero Resources and Antero Midstream under this Agreement shall be effective as of the Effective Date and shall continue until December 31, 2028 unless earlier terminated due to Rady’s resignation, death or the Companies’ earlier termination of Rady’s employment for Cause (as defined in any grant notice or award agreement evidencing the equity awards referenced in Section 3(c) hereof) (the term following the Effective Date that Rady is employed hereunder, the “Term”). Each Company may, in its sole discretion, elect to extend the Term for successive one-year periods by providing written notice to Rady prior to the expiration of the then-current Term.

3.	Compensation and Benefits.

a.	Base Salary. For services rendered under this Agreement during the Term, the Companies shall collectively pay Rady an aggregate annualized base salary of $50,000, payable in accordance with the normal payroll practices of the Companies.

b.	Pro Rata Annual Bonus. In addition, for services rendered under this Agreement, Rady will receive a pro-rated portion of the 2025 annual incentive bonus at each of the Companies that will be paid at the time annual bonuses are paid to executives of the Companies in 2026 based on actual performance and according to the terms and conditions of the incentive bonus arrangements and as determined in the discretion of the Compensation Committees of the applicable Boards of Directors of the Companies based on Rady’s base salary at the Companies immediately prior to the Effective Date. Such annual bonuses will be pro-rated for the period in 2025 beginning on January 1, 2025 and ending the day prior to the Effective Date.

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c.	Equity Vesting. All outstanding equity awards granted to Rady prior to the Effective Date, including awards granted under the Amended and Restated Antero Resources Corporation 2020 Long Term Incentive Plan and the Amended and Restated Antero Midstream Corporation Long Term Incentive Plan, shall continue to vest and be settled in accordance with (and subject to) the existing vesting schedules, performance periods, and terms set forth in the applicable award agreements and plans of the Companies and other applicable agreements between the Parties.

d.	Benefits. During the Term, Rady shall continue to be eligible to participate in the Companies’ employee health and welfare arrangements, including health insurance and 401(k) plans, on the same basis as other employees of the Companies, as applicable. To the extent the number of hours worked by Rady are insufficient to confer eligibility under a group health plan maintained by the Companies, Rady will be eligible to elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, at active employee rates for the coverage selected by Rady. Antero Resources will use commercially reasonable efforts to enable Rady to continue eligibility under a group health plan maintained by the Companies.

e.	Executive Severance Plan. In the event Antero Resources or Antero Midstream adopts a severance plan (each a “Severance Plan”), subject to the terms thereunder and effective as of the dates thereof, Rady shall be eligible to participate in such Severance Plan on the same basis, and at the same level of benefits, as the Chief Executive Officer of Antero Resources or Antero Midstream, as applicable, participates in such Severance Plan, in accordance with its terms. Rady’s eligibility under any such Severance Plan, and the calculation of any benefits thereunder, shall be determined based on the base salary and target bonus applicable to Rady as of the date immediately preceding the Effective Date. For purposes of any such Severance Plan and the determination of any benefits thereunder, the termination of this Agreement and Rady’s employment at the end of the Term will not constitute a termination of Rady’s employment for which Rady will be entitled to severance or other benefits under any such Severance Plan; however, in the event a Change of Control (as defined in the Severance Plan) occurs during the Term, Rady’s employment will be deemed to have been terminated without cause by the Companies upon the closing of such Change of Control. Further, Rady shall have protections limiting or restricting the Companies’ ability to amend, terminate or replace his benefits under any such plan that are at least as favorable as any such protections that apply to any Company Chief Executive Officer that participates in any such plan.

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4.	Confidentiality. Rady acknowledges that, during the course of his prior employment and in connection with his ongoing employment as set forth herein, Rady has had and may continue to have access to confidential and proprietary information of and concerning the Companies and their respective affiliates, clients, employees, and business operations. Rady shall not, during or after the Term, directly or indirectly, disclose, use, or permit the disclosure or use of any confidential or proprietary information to any third party, except as expressly authorized in writing by the Companies or as required by law. The foregoing does not prohibit Rady’s disclosure of information that arises from his general training, knowledge, skill or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that a worker otherwise has a right to disclose as legally protected conduct. Further notwithstanding the foregoing, nothing herein or in any other agreement between Rady and the Companies will limit, prohibit or restrict Rady from: (i) initiating communications directly with, cooperating with, providing information to, or otherwise assisting in an investigation by, any governmental agency (including the Department of Justice, Department of Labor, Securities and Exchange Commission, Equal Employment Opportunity Commission, Congress, any Inspector General and any other governmental agency, commission, or regulatory authority) (collectively, “Government Agencies”) regarding a possible violation of any law; (ii) testifying, participating or otherwise assisting in any action or proceeding by any Government Agency relating to a possible violation of law; (iii) making any other disclosures that are protected under the whistleblower provisions of any applicable law; or (iv) disclosing or discussing, either orally or in writing, any alleged discriminatory or unfair employment practice. Rady is not required to obtain prior authorization before engaging in any conduct described in the previous sentence, or to notify the Companies that he has engaged in any such conduct. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.

5.	Releases of Claims.

a.	For good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged by Rady, on his own behalf and on behalf of his heirs, successors, assigns and legal representatives, Rady hereby releases, discharges and forever acquits each of the Companies, each of their respective subsidiaries and other affiliates, and each of the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans), in their personal and representative capacities (each a “Company Party” and collectively, the “Company Parties”), from liability for, and Rady hereby waives, any and all claims, damages, demands, or causes of action of any kind that Rady has or could have, whether known or unknown, against any Company Party, including any and all claims, damages, demands or causes of action relating to or arising from Rady’s employment, engagement or affiliation with any Company Party, Rady’s status as a shareholder or interest holder of any Company Party, or any other acts or omissions related to any matter occurring or existing on or prior to the date that Rady executes this Agreement (collectively, the “Rady Released Claims”); provided, however, the Rady Released Claims shall not include any claim, right, or cause of action that Rady may have arising from or relating to any fraudulent act by Companies. In no event shall the Rady Released Claims include (i) any claim to vested benefits under an employee benefit plan that is subject to ERISA and that cannot be released pursuant to ERISA; (ii) any claim that may first arise after the date that Rady executes this Agreement; or (iii) any claims that cannot be waived as a matter of law, including claims for unemployment compensation benefits or workers’ compensation insurance benefits.

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b.	The Companies each hereby forever release, discharge and acquit Rady from liability for, and the Companies hereby waive, any and all claims, damages, demands, or causes of action of any kind that the Companies have or could have, whether known or unknown, against Rady, including any and all claims, damages, demands or causes of action relating to or arising from Rady’s employment, engagement or affiliation with any Company, or any other acts or omissions related to any matter occurring or existing on or prior to the date that the Companies execute this Agreement (collectively, the “Company Released Claims”); provided, however, the Company Released Claims shall not include any claim, right, or cause of action that the Companies may have arising from or relating to any fraudulent act by Rady. In no event shall the Company Released Claims include any claim that may first arise after the date that the Companies execute this Agreement, or any claims that cannot be waived as a matter of law.

c.	Notwithstanding the release of liability set forth above, nothing in this Agreement prevents Rady from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”) or any other Governmental Agency or from participating in any investigation or proceeding conducted by the EEOC, SEC, or any other Government Agency; however, Rady understands and agrees that, to the extent permitted by law, Rady is waiving any and all rights to recover from any of the Company Parties based on any of the Rady Released Claims, including any relief that may result from any Government Agency proceeding or subsequent legal actions. Nothing herein waives Rady’s right to receive an award for information provided to a Governmental Agency (including, for the avoidance of doubt, any monetary award or bounty from any Government Agency or regulatory or law enforcement authority in connection with any protected “whistleblower” activity), and nothing herein or in any other agreement between Rady and any Company Party shall limit, prohibit or restrict Rady from engaging in any of the activity permitted by Section 4 above or the enforcement of this Agreement.

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6.	Miscellaneous Provisions.

a.	Entire Agreement. This Agreement represents the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto; provided, however, that nothing in this Agreement is intended to supersede any indemnification agreement in effect for the benefit of Rady immediately prior to the Effective Date, as each such agreement will remain in effect pursuant to its terms. Further, nothing herein shall supersede or replace any of the policies or codes of conduct of the Companies, which are applicable to Rady as an employee of either of the Companies.

b.	Non-Disparagement. Rady agrees that he will not in any way disparage or defame either of the Companies, or any of their respective current or former directors or officers. The Companies agree to cause their respective current directors and officers not to disparage or defame Rady. Nothing herein shall prevent any individual or entity from making any statements required by law or legal process or from making any statements to Government Agencies, including by engaging in any act permitted by Section 4 above.

c.	Arbitration. Any dispute, controversy or claim between Rady and one or both of the Companies arising out of or relating to this Agreement (“Disputes”) will be finally settled by arbitration in Denver, Colorado in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 6(c) shall be private, and shall be heard by a three-arbitrator panel (the “Arbitrators”) selected in accordance with the then-applicable rules of the AAA, unless agreed upon by all Parties. The Arbitrators shall expeditiously hear and decide all matters concerning the Dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrators shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrators deem relevant to the Dispute (and each party will provide such materials, information, testimony and evidence requested by the Arbitrators), and (ii) grant injunctive relief and enforce specific performance. Each Party hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrators shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. This Section 6() shall be governed by the Federal Arbitration Act, 9 U.S.C. §1, et seq. In the event of any Disputes resulting in arbitration pursuant to this Section 6(c), the prevailing party shall be entitled to recover from the non-prevailing party all reasonable attorneys’ fees, AAA costs, and other expenses incurred in connection with such Dispute, in addition to any other relief to which such prevailing party may be entitled. For purposes of this provision, “prevailing party” shall mean the party that substantially obtains or defeats the relief sought, whether by judgment, settlement, or dismissal.

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By entering into this Agreement and entering into the arbitration provisions of this Section 6, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

Nothing in this Section 6 shall prohibit a Party from instituting litigation to enforce any arbitration award.  Further, nothing in this Section 6 precludes Rady from filing a charge or complaint with a federal, state or other governmental administrative agency.

d.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to provisions governing the choice of law.

e.	Modification. No provision of this Agreement shall be changed or modified, in whole or in part, unless the modification is agreed to in writing and signed by each of the Parties.

f.	No Assignment. The Parties acknowledge and agree that the terms and provisions contained in this Agreement constitute a personal employment contract and the rights and obligations of the Parties hereunder cannot be transferred, sold, assigned, pledged, or hypothecated, except the Companies may assign their rights under this Agreement to any affiliate of the Companies.

g.	Severability; Reformation. The Parties agree that any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

h.	Section 409A. This Agreement and any payment provided hereunder are intended to be exempt from or compliant with the requirements governing “deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or otherwise shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. If, on the date of Rady’s separation from service (as defined in Treasury Regulation §1.409A-1(h)), Rady is a specified employee (as defined in Code Section 409A and Treasury Regulation §1.409A-1(i)), no payment shall be made under this Agreement at any time during the 6-month period following Rady’s separation from service of any amount that constitutes “deferred compensation” under Section 409A, and any amounts otherwise payable during such 6-month period shall be paid in a lump sum on the first payroll payment date following expiration of such 6-month period. Notwithstanding the foregoing, the Companies make no representations that the payments provided under this Agreement comply with or are exempt from the requirements of Section 409A and in no event shall the Companies be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Rady on account of non-compliance with Section 409A.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned Parties hereto have executed this Agreement as of the date first set forth above.

ANTERO RESOURCES CORPORATION:

By:	/s/ Michael N. Kennedy
Name:	Michael N. Kennedy
Title:	Chief Financial Officer and
Senior Vice President—Finance

ANTERO MIDSTREAM CORPORATION:

By:	/s/ Michael N. Kennedy
Name:	Michael N. Kennedy
Title:	Senior Vice President—Finance

PAUL M. RADY:

By:	/s/ Paul M. Rady
Name:	Paul M. Rady

Signature Page to

Chairman Emeritus Agreement